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                                                                                                                      EXHIBIT 12.1

                                                         FIRSTENERGY CORP.

                                          CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                                                                                          Year Ended December 31,
                                                                     -------------------------------------------------------------
                                                                         1998          1999         2000         2001       2002
                                                                     -----------   -----------  -----------  -----------  --------
                                                                                           (Dollars in Thousands)

EARNINGS AS DEFINED IN REGULATION S-K:
   Income before extraordinary items and cumulative effect of
     accounting changes...........................................   $  441,396    $  568,299   $  598,970   $  654,946  $  686,401
   Interest and other charges, before reduction for
     amounts capitalized..........................................      608,618       585,648      556,194      591,192     970,780
   Provision for income taxes.....................................      321,699       394,827      376,802      474,457     549,476
   Interest element of rentals charged to income (a)..............      283,869       279,519      271,471      258,561     246,416
                                                                     ----------    ----------   ----------   ----------  ----------
     Earnings as defined..........................................   $1,655,582    $1,828,293   $1,803,437   $1,979,156  $2,453,073
                                                                     ==========    ==========   ==========   ==========  ==========

FIXED CHARGES AS DEFINED IN REGULATION S-K:
   Interest expense...............................................   $  542,819    $  509,169   $  493,473   $  519,131  $  891,833
   Subsidiaries' preferred stock dividend requirements............       65,299        76,479       62,721       72,061      78,947
   Adjustments to subsidiaries' preferred stock dividends
     to state on a pre-income tax basis...........................       43,370        44,829       32,098       43,931      54,059
   Interest element of rentals charged to income (a)..............      283,869       279,519      271,471      258,561     246,416
                                                                     ----------    ----------   ----------   ----------  ----------
     Fixed charges as defined.....................................   $  935,357    $  909,996   $  859,763   $  893,684  $1,271,255
                                                                     ==========    ==========   ==========   ==========  ==========

CONSOLIDATED RATIO OF EARNINGS TO FIXED
   CHARGES (b)....................................................         1.77          2.01         2.10         2.21        1.93
                                                                           ====          ====         ====         ====        ====


-------------------------

(a)  Includes the interest  element of rentals where  determinable  plus 1/3 of rental expense where no readily  defined  interest element can be determined.  (b) These ratios exclude fixed charges applicable to the guarantee of the debt of a coal supplier aggregating  $3,828,000  for the year ended  December 31, 1998.  The guarantee and related coal supply  contract debt expired
     December 31, 1999.

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